[LOGO]  FIDELITY
        BANCORP, INC.


April 20, 2005                             Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail: rspencer@fidelitybank-pa.com


                        FIDELITY BANCORP, INC. ANNOUNCES
                        10% STOCK DIVIDEND AND INCREASED
                             QUARTERLY CASH DIVIDEND


PITTSBURGH, PA - April 20, 2005 -- The Board of Directors of Fidelity Bancorp, Inc. (NASDAQ: FSBI) yesterday declared a stock dividend of 10%, payable on May 27, 2005 on all outstanding shares of the Company's common stock to shareholders of record on May 13, 2005. This dividend is the tenth stock dividend paid to shareholders since the Company was formed in 1988. As a result of the stock dividend, the Company's outstanding shares will increase 10% to approximately 2,923,000 shares from the current number of approximately 2,657,000 shares.

In addition to the stock dividend, the Board of Directors also voted to increase the quarterly cash dividend by $.01 to $.13 per share on the Company's common stock, payable May 31, 2005 to stockholders of record May 13, 2005, including the new shares represented by the 10% stock dividend. This represents the 67th uninterrupted quarterly cash dividend paid to stockholders.

Commenting on the dividend declarations, President and Chief Executive Officer Richard G. Spencer stated: "The payment of this 10% stock dividend, combined with increasing the cash dividend to $.13 per share, represents an increase of 19.2% in the dividends our shareholders will receive. The Board of Directors is pleased to be able to provide this return to our loyal shareholders".

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.